UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________
SCHEDULE 14A
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JAMES HARDIE INDUSTRIES PLC
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James Hardie Industries plc
1st Floor, Block A,
One Park Place,
Upper Hatch Street, Dublin 2,
D02 FD79, Ireland

T: +353 (0) 1 411 6924
F: +353 (0) 1 479 1128

10 August 2026

Response to Australian Council of Superannuation Investors Proxy Advisor Report

Dear Shareholder,

We refer to the recently issued proxy research report published by Australian Council of Superannuation Investors (ACSI) for the upcoming Annual Meeting of James Hardie Industries plc (JHX or the Company) scheduled for 20 August 2026 (in the US) and 21 August 2026 (in Australia). We recognise that investors will carefully assess all relevant information before casting their vote.

ACSI has recommended to vote against the CEO’s Equity Grant (Proposal 4). We note that ACSI acknowledges the positive changes JHX has made to the LTI structure, including a substantial reduction in LTI opportunity, the removal of the previous cash-settled component of the LTI (Scorecard LTI), which they viewed as lacking transparency and was likely to vest at significant levels, and substituting the cash-settled component with retention ZEPOs and options which they acknowledge as an improvement given that options only have value if the share price increases above the exercise price.

Following the disappointing voting outcomes at our 2025 Annual Meeting, the Board and leadership team undertook extensive engagement with our shareholders and proxy advisors to understand their concerns and inform the redesign of the company’s compensation structure, including the CEO’s Equity Grant. We believe the revised proposal reflects that feedback and respectfully encourage shareholders to vote in favour of the CEO’s Equity Grant at the upcoming Annual Meeting.

Proposal 4: CEO’s Equity Grant

As demonstrated by the FY26 short-term incentive (STI) and LTI outcomes, the Board applies a rigorous approach to setting and assessing executive remuneration, holding executives accountable for performance within their control. The non-vesting of the FY24-26 relative TSR PRSUs demonstrates a clear alignment between remuneration outcomes and shareholder returns. The Board also exercised negative discretion across the FY26 STI, FY24-26 ROCE PRSUs and the Scorecard LTI, applying a higher level of discretion to the CEO to reflect the heightened accountability associated with the role.

James Hardie Industries plc is a limited liability company incorporated in Ireland with its registered office at
1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.
Directors: Nigel Stein (UK) (Chair), Howard Heckes (USA), Gary Hendrickson (USA),
Renee Peterson (USA), John Pfeifer (USA), Suzanne B. Rowland (USA), Rob Sindel (AUS), Jesse Singh (USA).
Chief Executive Officer and Director: Aaron Erter (USA)
Company number: 485719
ARBN: 097 829 895

The Board remains receptive to shareholder feedback on our LTI structure, and has a demonstrated track record of responding to investor concerns. This includes strengthening the ROCE hurdles in FY25 by increasing both threshold and maximum vesting levels and the comprehensive redesign of the FY27 LTI. Key changes include the removal of the Scorecard LTI, the introduction of a predominantly performance-based LTI structure for the CEO, and the alignment of performance goals with externally communicated guidance.

While we acknowledge that the grant of time-vesting RSUs and annual-LTI stock options to the CEO differs from typical Australian market practice, these design changes were made to respond directly to the shareholder feedback received during the extensive engagement process conducted by the Board after 2025 AGM, followed by a comprehensive review of the remuneration program conducted by the People & Compensation Committee, with input from independent compensation consultants in Australia and U.S. The Board strongly believes that these awards strengthen alignment with long-term shareholder value creation, while adequately reflecting U.S. market practice. In particular, the stock options incorporate an inherent share price hurdle and only deliver value if the Company’s share price exceeds the strike price at vesting.

In selecting the performance for the FY27 LTI, the Board considered the Company’s operating profile, investor base and primary market of operation. Adjusted EBITDA is a widely used financial performance measure in the U.S. market and is a key metric used by investors to assess operating performance and business valuation. Consistent with U.S. market practice, the Board does not publicly disclose forward-looking performance targets, as these are commercially sensitive and could affect the Company’s competitive position.

The Board also disagrees with ACSI’s assertions that the average annual adjusted EBITDA growth targets creates the potential for significant payouts for odd outcomes or that adjusted EBITDA is, in principle, an unsatisfactory or inappropriate LTI measure because it does not account for capital employed. Adjusted EBITDA is not intended to measure capital efficiency. Capital efficiency is assessed separately through the ROIC component of the LTI (acknowledged by ACSI), while shareholder outcomes are measured through the relative TSR component. The purpose of the EBITDA measure is to reward the consistent delivery of annual operating performance and year-on-year growth throughout the three-year performance period, rather than focusing solely on the cumulative outcome at the end of FY29. The Board deliberately adopted this approach in light of the heightened uncertainty currently affecting the North American housing market. The Board does not believe it is appropriate for strong operational performance delivered over multiple years to be entirely negated by a single subsequent year or for significant over performance in one year to remove the need to perform in the others. The averaging approach recognises sustained value creation across the performance period while ensuring that weaker performance in any individual year appropriately reduces, but does not necessarily eliminate, vesting.

The design principle is simple - our incentive metrics mirror the measures we report to the market, enabling investors to compare remuneration outcomes directly against our public guidance and results. We emphasise that the adjustments are not a payout cushion. In FY26, Adjusted Net Income (net income measured on the adjusted basis) remained below threshold, resulting in no payout.

Finally, the Board retains downward discretion for these awards where a formulaic assessment would result in an inappropriate or unintended outcome. As demonstrated by the application of negative discretion in FY26, the Board remains committed to ensuring remuneration outcomes appropriately reflect company performance, executive accountability and shareholder experience.

Conclusion

The Board remains focused on its core role of acting in the best interests of shareholders as we continue to realise our strategy of being homeowner focused, customer and contractor driven. For the reasons set out above and in the Notice of Meeting, the Board encourages shareholders to vote “FOR” all Resolutions as per the proxy statement/voting instructions at our 2026 Annual Meeting.

Should you have any further questions in relation to these resolutions or any other proposals on this year’s voting ballot, please contact Luke Thrum, Director, Investor Relations, at +61 447 894 834 or Luke.Thrum@jameshardie.com.au for APAC or Bill Seymour, Vice President, Investor Relations, at +1 312 856 7460 or Bill.Seymour@jameshardie.com, for the U.S.
Thank you for your continued support and we look forward to engaging with you.

Sincerely,

Nigel Stein
Independent Non-Executive Chair

James Hardie Industries plc
1st Floor, Block A,
One Park Place,
Upper Hatch Street, Dublin 2,
D02 FD79, Ireland

T: +353 (0) 1 411 6924
F: +353 (0) 1 479 1128

10 August 2026

Response to Institutional Shareholder Services Proxy Advisor Report

Dear Shareholder,

We refer to the recently issued proxy research report published by Institutional Shareholder Services (ISS) for the upcoming Annual Meeting of James Hardie Industries plc (JHX or the Company) scheduled for 20 August 2026 (in the US) and 21 August 2026 (in Australia). We recognise that investors will carefully assess all relevant information before casting their vote.

ISS has recommended to vote against the Increase to Non-Executive Director Fee Pool (Proposal 6).

Following the disappointing voting outcomes at our 2025 Annual Meeting, the Board and leadership team undertook extensive engagement with our shareholders and proxy advisors to understand their concerns and inform the redesign of the company’s remuneration structure, including that of the NEDs.

We believe the revised NED fee structure reflects that feedback and we respectfully encourage shareholders to vote in favour of the increase to the NED fee cap at the upcoming Annual Meeting, based on our FY2027 fee estimates.

Proposal 6: Increase to Non-Executive Director Fee Pool

•The base fee for NEDs is unchanged in FY27; indeed a greater % is awarded in stock, to reflect benchmark US practice

•The supplemental Chair fee has been reduced by 30%, again to align with peer group benchmark

•The target number of NEDs is unchanged at 9-10, to allow for planned skills rebuilding and succession

•The maximum Fee Pool must reflect that NEDs not domiciled in Ireland can receive “make whole” payments reflecting the difference between their home income tax rate and Irish income tax, which is deducted at source. This can vary over time. This longstanding arrangement is not uncommon in other Dublin based International Companies
James Hardie Industries plc is a limited liability company incorporated in Ireland with its registered office at
1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.
Directors: Nigel Stein (UK) (Chair), Howard Heckes (USA), Gary Hendrickson (USA),
Renee Peterson (USA), John Pfeifer (USA), Suzanne B. Rowland (USA), Rob Sindel (AUS), Jesse Singh (USA).
Chief Executive Officer and Director: Aaron Erter (USA)
Company number: 485719
ARBN: 097 829 895

NEDs are paid a base fee for service on the Board, with additional fees paid for service as Board Chair, the Chair of each of the Board’s committees, and per ad-hoc sub-committee meeting attended by the applicable director.

As disclosed in the Notice of Meeting, NEDs who are residents outside of Ireland may receive supplemental remuneration depending on their country of residence, if Irish income taxes levied on their remuneration exceed net income taxes owed on such remuneration in their country of tax residence (assuming it had been derived solely in their country of tax residence). This long-standing policy is also outlined in JHX’s 2026 Proxy Statement, and NEDs who have received such supplementary remuneration have been clearly disclosed on page 90 of the 2026 Proxy Statement. The Board wishes to highlight that this mechanism is designed solely to neutralise the additional tax burden arising from the Company’s Irish domicile – it does not provide NEDs with any additional remuneration beyond what a similarly situated director retains, after tax, in their home jurisdiction. The amount is formulaic, driven by the differences in statutory tax rates between jurisdictions, rather than Board discretion, and will vary year to year with changes in tax law and individual circumstances. Such remuneration practices enable JHX to attract and retain appropriately qualified international NEDs.

The Board considers the proposed cap prudent and necessary to ensure the Company is able to appropriately remunerate a potentially larger Board in the short to medium term, and I have already initiated a process for further key appointments to enhance Board capability and diversity of experience.

Retaining the current level of NEDs base fee should be considered against the significant expansion of Directors’ duties over time, including:

•substantial growth and increasing complexity as JHX expands into different product lines;

•increased regulatory burden, including as a result of its direct NYSE listing;
•the requirement for broader director expertise across a variety of subject matters, including the need to attract high-quality directors from around the world;

•additional committee workload related to the foregoing; and

•ensuring alignment with best governance practices across multiple jurisdictions.

The Board has also taken into consideration the following:

•the fee cap has not increased since 2019, despite increases in board remuneration across comparable companies and significant inflation in Australia and the U.S. over that period;

•the Board has incurred, and anticipates incurring, substantial tax equalisation payments related to the Company’s Irish domicile, with such payments being difficult to predict on an individual or aggregated basis; and

•the Board requires sufficient fee pool capacity to ensure its directors are paid the agreed-upon fees.

It should be noted that the cap is an upper limit, not an automatic spend. Actual fees will continue to be set by the Board following independent market benchmarking against relevant ASX and U.S. peers, disclosed annually, and calibrated to role, responsibility and workload.

As demonstrated in FY26, the supplemental Board Chair fee was reduced from $215,000 to $150,000 in order to align with the median of JHX’s remuneration peer group.

Additionally, for FY27, the Board base fee structure has been revised to reduce the cash component and increase the equity component by an equivalent amount, increasing the proportion of remuneration that is linked to share price performance and more closely aligning NED and shareholder interests. It should be noted that there is no increase to the total Board base fee and the supplemental Board Chair fee will remain unchanged. The Board has approved a $5,000 increase to the Audit Committee Chair’s fee to reflect the additional time and commitment required for this role, including as a result of moving to domestic issuer status in the United States.

Conclusion

The Board remains focused on its core role of acting in the best interests of shareholders as we continue to realise our strategy of being homeowner focused, customer and contractor driven. For the reasons set out above and in the Notice of Meeting, the Board encourages shareholders to vote “FOR” all Resolutions as per the proxy statement/voting instructions at our 2026 Annual Meeting.

Should you have any further questions in relation to these resolutions or any other proposals on this year’s voting ballot, please contact Luke Thrum, Director, Investor Relations, at +61 447 894 834 or Luke.Thrum@jameshardie.com.au for APAC or Bill Seymour, Vice President, Investor Relations, at +1 312 856 7460 or Bill.Seymour@jameshardie.com, for the U.S.

Thank you for your continued support and we look forward to engaging with you.

Sincerely,

Nigel Stein
Independent Non-Executive Chair